EXHIBIT 10.2

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is between Leslie Hudson, PhD (the “Executive”) and AVI BioPharma, Inc. (the “Employer”), and is effective eight (8) days after the Executive signs this Agreement (the “Effective Date”).

The parties agree as follows:

1.             Resignation. The Executive resigned his position as Employer’s Chief Executive Officer effective April 20, 2010 (the “Resignation Date”).  The Executive has been paid his salary and other compensation due on or before the Resignation Date, less all lawful or required deductions either as a result of a termination.

2.             Consideration.   In consideration of the Executive’s agreements hereunder, the Employer shall pay to the Executive the amounts set forth and described in Section 13(d) of that certain Employment Agreement dated effective the 8th day of February 2008 (the “Employment Agreement”).  The Executive’s resignation hereunder is at the request of the Board of Directors of the Company, and accordingly is treated as an involuntary termination of his employment without Cause by the Company for purposes of Section 13(d) of the Employment Agreement.

3.             Return of Company Property. The Executive represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer and any and all Company documents, which shall not include rolodex or address books (whether in hard copy or electronic) or cell phone number.

Release.

In exchange for the consideration paid to the Executive as set forth in this Agreement, the Executive forever releases and discharges the Employer, any of the Employer-sponsored employee benefit plans in which the Executive participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (in such capacities collectively the “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively the “Claims”) which the Executive may have arising out of his employment (including Claims that may arise out of the Executive’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date the Executive signs this Agreement.  This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the federal civil rights acts, Oregon Revised Statutes Chapter  659A, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on the Employer’s right to terminate its employees, any Claims the Executive has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress.  The Executive represents that he has not filed any Claim against the Employer or its Releasees, he has no knowledge of any facts that would support any Claim by the Executive against the Employer or by a third party against the Employer, and that he will file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit the Executive from filing a Claim to enforce the terms of this Agreement or the Employment Agreement.  This release does not cover your rights of indemnification, to be held harmless, to contribution or to directors and officers insurance coverage or with regard to vested benefits or equity.

In consideration of the promises of the Executive as set forth herein and subject to any claims surviving the termination of the Employment Agreement, the Employer does hereby, and for its successors and assigns, release, acquit and forever discharge the Executive from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

Non-disparagement. The Executive and the Employer each agree for three (3) years not to make disparaging statements about each other, except in the case of statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which the Employer’s stock is traded, to comply with legal process, normal competitive type statements or to rebut statements of the other.

Consideration and Revocation Periods. The Executive understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims.  The Executive was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement.  The Executive acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, the Executive acknowledges he was given at least 21 days after receipt of this document in which to consider it (the “Consideration Period”).  If the Executive executes this Agreement prior to the end of the Consideration Period, the Executive hereby waives any rights associated therewith. The Executive may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in Section 2 of this Agreement. The Executive and the Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

Section 409A Compliance.  Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).    These provisions are intended either to comply with the requirements of Section 409A or to provide a basis for exemption from such requirements so that none of the payments and benefits described in this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.  Each installment of severance benefits is a separate

“payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  Although you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of your separation from service, the payments under this Agreement are intended to be in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least 6 months after your separation from service.

4.             Specified Entities.  For purposes of this Agreement and Section 7 of the Employment Agreement, the term “Specified Entities” shall mean the following entities (and their successors-in-interest):  Alnylam Pharmaceuticals, Inc., Isis Pharmaceuticals, Inc., Prosensa Therapeutics, Santaris Pharma A/S and BioMarin Pharmaceutical, Inc.

5.             No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

Entire Agreement.  Except for Sections 6, 7, 8, 9, 10 and 21 of the Employment Agreement, this Agreement represents and contains the entire understanding between the parties in connection with its subject matter.  All other prior written or oral agreements or understandings are merged into and superseded by this Agreement.  The Executive acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by the Employer or any of its representatives.

Arbitration and Attorney Fees. Section 21 of the Employment Agreement shall govern any disputes with regard to this Agreement.

Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

DATED this 20th day of April, 2010.		DATED this 20th day of April, 2010

AVI BioPharma, Inc.

By:	/s/ J. David Boyle II	/s/ Leslie Hudson
Name: J. David Boyle II		Leslie Hudson, PhD

Title: Interim President and CEO